Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MAJESCO ENTERTAINMENT COMPANY", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JULY, A.D. 2016, AT 10:02 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2894506 8100
SR# 20165092739

Authentication: 202727439
Date: 07-27-16

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:02 AM 07/27/2016
FILED 10:02 AM 07/27/2016
SR 20165092739 - File Number 2894506

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

MAJESCO ENTERTAINMENT COMPANY

The undersigned, being the Chief Executive Officer of Majesco Entertainment Company, a corporation existing under the laws of the State of Delaware (the "Corporation"), does hereby certify under the seal of the said Corporation as follows:

1. The Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), is hereby amended by changing Article numbered "FOURTH" subparagraph "A" so that as amended, said Article shall read as follows:

FOURTH:

A. Designation and Number of Shares.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 260,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.001 per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

The foregoing amendment shall be effective as of 9:00 a.m., New York City time on July 29, 2016 (the "Amendment Effective Time"), and at the Amendment Effective Time, every six (6) shares of the Corporation's Common Stock (the "Old Common Stock"), issued and outstanding immediately prior to the Amendment Effective Time, will be automatically reclassified as and converted into one (1) share of common stock, par value $0.001 per share, of the Corporation (the "New Common Stock") (such formula herein, the "Determined Ratio"). Further, every right, option and warrant to acquire shares of Old Common Stock outstanding immediately prior to the Amendment Effective Time shall, as of the Amendment Effective Time and without any further action, automatically be reclassified into the right to acquire one (1) share of New Common Stock based on the Determined Ratio of shares of Old Common Stock to shares of New Common Stock, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted).

Notwithstanding the immediately preceding paragraph, the Corporation shall not be required to issue or deliver any fractional shares of New Common Stock. At the Amendment Effective Time any such fractional interest in such shares of New Common Stock shall be converted into the right to receive, an amount in cash, without interest, determined by multiplying (i) the closing sale price of the Common Stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Amendment Effective Time as reported on The Nasdaq Capital Market by (ii) such fractional share interest to which the holder would otherwise be entitled. Shares of Common Stock that were outstanding prior to the Amendment Effective Time and that are not outstanding after the Amendment Effective Time shall resume the status of authorized but unissued shares of Common Stock.

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

2. The foregoing amendment of the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Barry Honig, its Chief Executive Officer, this 27th day of July, 2016.

/s / Barry Honig
Barry Honig, CEO